Exhibit 13
Financial Statements and Supplemental Schedule
U.S. Bank 401(k) Savings Plan
Years Ended December 31, 2007 and 2006
With Report of Independent Registered Public Accounting Firm

U.S. Bank 401(k) Savings Plan
Financial Statements and Supplemental Schedule
Years Ended December 31, 2007 and 2006

Report of Independent Registered Public Accounting Firm
The Benefits Administration Committee
U.S. Bancorp
     and
The Participants
U.S. Bank 401(k) Savings Plan
We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2007 and 2006, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2007, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Ernst & Young LLP
June 13, 2008

U.S. Bank 401(k) Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2007	2006

Assets
Cash	$457,855	$49,291
Investments, at fair value	3,235,248,250	3,334,870,597
Accrued income	16,278,413	16,922,611
Employer contribution receivable	62,911,331	57,111,119
Participants’ contributions receivable	4,915,285	—
Due from broker for securities sold	—	2,576,021

Total assets	3,319,811,134	3,411,529,639

Liabilities
Accrued expenses	378,653	162,708
Due to broker for securities purchased	4,907,664	—
Excess contributions refundable	4,205,925	6,944,498

Total liabilities	9,492,242	7,107,206

Net assets available for benefits, at fair value	3,310,318,892	3,404,422,433
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	2,744,475	4,467,178

Net assets available for benefits	$3,313,063,367	$3,408,889,611

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2007	2006

Additions:
Investment income:
Net appreciation in fair value of investments	$—	$452,375,825
Interest and dividend income	93,492,457	82,698,218

Contributions:
Employer	62,914,329	57,111,312
Participants	153,963,992	136,502,646

Transfers from plans of acquired companies	9,526,099	—

	319,896,877	728,688,001

Deductions:
Net depreciation in fair value of investments	114,319,643	—
Benefits paid to participants	297,431,178	293,212,324
Administrative expenses	3,972,300	3,722,148

	415,723,121	296,934,472

Net (decrease) increase	(95,826,244)	431,753,529

Net assets available for benefits at beginning of year	3,408,889,611	2,977,136,082

Net assets available for benefits at end of year	$3,313,063,367	$3,408,889,611

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements
December 31, 2007
1. Description of the Plan
The following description of the U.S. Bank 401(k) Savings Plan (the Plan) provides only general information. Participants should refer to the Plan’s Summary Plan Description (the SPD) for a more complete description of the Plan’s provisions. The SPD can be reviewed by visiting the U.S. Bank Retirement Program Web site at www.yourbenefitsresources.com/usbank.
Administration and Participation
The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp and its subsidiaries (the Company). Employees are eligible to participate in the Plan on their hire date as long as they are working in an eligible position. Eligible employees are automatically enrolled in the Plan with a salary deferral of 2% of eligible compensation, unless the employee elects otherwise.
Each participant’s account may be credited with the participant’s contributions, rollovers, employer contributions (including employer matching contributions), and an allocation of the earnings of the funds in which the participant has elected to invest. Earnings allocations are based upon participant account balances, as defined in the Plan document. Participants may elect to have their account balances invested in various investment funds and are immediately 100% vested in their entire accounts.
The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code (the Code).
Contributions
The Plan permits pretax elective contributions up to a maximum of 75% of a participant’s eligible compensation, up to the Internal Revenue Service (IRS) limit. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make catch-up contributions up to the IRS catch-up contribution limit. All participant contributions are deposited in the Plan semimonthly.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
The Company contributes a matching contribution equal to 100% of each participant’s contribution up to 4% of the participants’ annual eligible compensation. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service in which the participant has worked at least 1,000 hours. In order to receive an employer matching contribution, a participant must be actively employed in an eligible position on the last business day of the plan year. The employer matching contribution is deposited in the plan annually and is initially invested in the U.S. Bancorp ESOP Fund. Participants can subsequently change how their matching contributions are invested at any time. The Company may make additional discretionary contributions to the Plan. No discretionary contributions were made in 2007 or 2006.
Benefits Paid to Participants
The only form of distribution offered by the Plan is a single lump-sum payment. Participants reaching age 70 1/2 are required to begin taking minimum distributions pursuant to IRS guidelines.
Participant Loans
The Plan contains provisions allowing participants to borrow from their accounts. Participants may have only two loans outstanding at a time. The minimum loan is $1,000, and the maximum is the lesser of 50% of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months.
Plan Investments
The Plan includes an employee stock ownership plan (ESOP) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualified employer securities held in the ESOP are reinvested in the ESOP fund unless participants elect to have dividends paid directly to themselves.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Plan Mergers
Effective November 15, 2007, the Vail Banks, Inc. 401(k) Savings and Investment Plan, with total assets of $3,450,999, merged into the Plan. Effective July 23, 2007, the Heritage Bank Safe Harbor 401(k) Profit Sharing Plan, with total assets of $6,075,100, merged into the Plan.
Plan Termination
Although it has not expressed any intentions to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.
Rollovers From Employees of Acquired Businesses
The Company acquired First Horizon Merchant Services from First Horizon National Corporation on March 1, 2006, Schneider Payment Services from Schneider National, Inc. on July 1, 2006, and the SunTrust bond trustee business from SunTrust Banks, Inc. on October 1, 2006. Employees acquired by the Company during these acquisitions were given the option to roll over their 401(k) accounts, including any outstanding loans from their former employer’s plan. The total rollovers from employees of acquired businesses in 2006 were $1,604,343 and are reported in participants’ contributions.
2. Significant Accounting Policies
Accounting Method
The financial statements of the Plan are prepared under the accrual method of accounting under U. S. generally accepted accounting principles.
Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value. Quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. The fair value of the units owned by the Plan in common trust funds is based on the fair value of the underlying investments as determined by the fund sponsor. Participant loans are valued at their outstanding balances, which approximate fair value.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
As described in Financial Accounting Standards Board (FASB) Staff Position (FSP) AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a common collective trust (the US Bank Stable Asset Fund). As required by the FSP, the statement of net assets available for benefits presents the fair value of the investment in the common collective trust as well as the adjustment from fair value to contract value for fully benefit-responsive investment contracts. The fair value of the Plan’s interest in the US Bank Stable Asset Fund is based on information reported by the issuer of the common collective trust at year-end. The contract value of the US Bank Stable Asset Fund represents contributions plus earnings, less participant withdrawals and administrative expenses.
Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.
Brokers’ commissions and other expenses incurred upon the purchase of securities are included in the cost of the securities. Brokers’ commissions and other expenses incurred upon the sale of securities are reflected as a reduction in the proceeds from the sale.
The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.
The net gain (loss) on sales of securities is the difference between the proceeds received and the average cost of investments sold and is also reflected in the statements of changes in net assets available for benefits in net appreciation or depreciation in fair value of investments. Purchases and sales of securities are recorded on the trade date. If a trade is open at the end of the year, due to or from broker is reflected in the statements of net assets available for benefits.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
New Accounting Pronouncement
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (FAS 157), Fair Value Measurement. This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value, and requires additional disclosures about the use of fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Plan management has made a preliminary evaluation of the effect of the provisions of FAS 157 and does not believe it will have an impact on the Plan’s financial statements.
Administrative Expenses
Administrative, trust, audit, and consulting fees are paid by the Plan.
Payment of Benefits
Benefit payments are recorded when paid.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
3. Investments
For the years ended December 31, 2007 and 2006, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in fair value as follows:

	Years Ended December 31
	2007	2006

Mutual funds	$61,305,022	$167,469,180
Common stock	(182,800,778)	274,518,269
Collective investment funds	7,122,124	10,432,442
Insurance policies	53,989	(44,066)

	$(114,319,643)	$452,375,825

The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	Shares	Fair Value

Year ended December 31, 2007:
U.S. Bancorp common stock	38,250,935	$1,214,084,677
Vanguard Institutional Index Fund	1,843,845	247,333,399
U.S. Bank Stable Asset Fund	6,556,044	241,599,291
First American Large Cap Value Fund	10,561,329	201,404,541

Year ended December 31, 2006:
U.S. Bancorp common stock	40,780,589	$1,475,849,516
First American Equity Index Fund	1,904,217	246,767,485
U.S. Bank Stable Asset Fund	6,942,519	243,519,615
First American Large Cap Value Fund	10,258,885	216,770,236

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
4. Differences Between Financial Statements and Form 5500
The following is a reconciliation of net assets available for benefits per the financial statement to Form 5500:

	Years Ended December 31
	2007	2006

Net assets available for benefits per the financial statements	$3,313,063,367	$3,408,889,611
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(2,744,475)	(4,467,178)

Net assets available for benefits per Form 5500	$3,310,318,892	$3,404,422,433

5. Transactions With Parties in Interest
Parties in interest include the Company and U.S. Bank National Association (the Trustee). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions, based on customary and reasonable rates, are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.
On December 31, 2007 and 2006, the Plan held 38,250,935 and 40,780,589 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2007 and 2006, the Plan recorded dividend income from U.S. Bancorp common stock of $64,366,819 and $58,908,339, respectively.
The Plan also participates in a collective investment fund, First American Funds, Inc., First American Investment Funds, Inc., and First American Strategy Funds, Inc., all of which are managed by the Company.
6. Income Tax Status
The Plan has received a determination letter from the IRS dated August 24, 2004, stating that the Plan is qualified under Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. Subsequent to the issuance of this determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
7. Subsequent Events
The Company acquired AIMS Logistics, Inc. in October 2007. The AIMS Logistics Retirement Plan is expected to be merged into the Plan in 2008. The Company also acquired Southern DataComm, Inc. in February 2008. It is the intention of the Company to merge the Southern DataComm, Inc. 401(k) Profit Sharing Plan into the Plan.
Effective January 1, 2008, participants no longer must be actively employed in an eligible position on the last business day of the plan year to receive employer matching contributions.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan
EIN #41-0255900 Plan #004
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2007

Identity of Issuer, Borrower,	Description of Investment, Including Maturity
Lessor, or Similar Party	Date, Rate of Interest, Par, or Maturity Value		Fair Value

Mutual funds:
First American Funds, Inc.*	3,886,488	shares of Prime Obligations Fund	$3,886,488

First American Investment Funds, Inc.*	8,324,801	shares of Core Bond Fund	92,405,289
	2,192,367	shares of Intermediate Government Bond Fund	18,415,885
	7,127,093	shares of International Fund	106,478,768
	2,217,554	shares of Large Cap Growth Opportunity Fund	73,356,691
	10,561,329	shares of Large Cap Value Fund	201,404,541
	3,402,651	shares of Mid Cap Growth Opportunity Fund	146,960,488
	4,833,027	shares of Mid Cap Value Fund	121,405,628
	864,496	shares of Small Cap Growth Opportunity Fund	17,142,962
	5,128,547	shares of Small Cap Select Fund	65,799,262
	8,977,854	shares of Small Cap Value Fund	101,539,531

First American Strategy Funds, Inc.*	3,487,274	shares of Strategy Aggressive Growth Alloc Fund	47,775,653
	8,251,023	shares of Strategy Growth & Income Alloc Fund	93,814,130
	4,385,984	shares of Strategy Growth Allocation Fund	56,228,314
	1,742,363	shares of Strategy Income Allocation Fund	20,072,018

Hotchkis and Wiley Funds	1,542,755	shares of Large Cap Value Fund	31,410,500
PIMCO Funds	3,940,987	shares of Total Return Fund	42,129,148

T. Rowe Price Retirement Funds, Inc.	465,092	shares of Retirement Income Fund	6,185,723
	1,387,036	shares of Retirement 2010 Fund	22,483,857
	1,639,075	shares of Retirement 2020 Fund	29,077,196
	1,155,464	shares of Retirement 2030 Fund	22,011,585
	854,456	shares of Retirement 2040 Fund	16,405,557

TCW Funds, Inc.	479,380	shares of Select Equities Fund	9,415,021
Mellon Institutional Funds	1,005,857	shares of The Boston Co. Small Cap Value Fund	22,108,745
Vanguard	1,843,845	shares of Institutional Index Fund	247,333,399
William Blair Funds	602,305	shares of Small Cap Growth Fund	14,389,075

U.S. Bank 401(k) Savings Plan
EIN #41-0255900 Plan #004
Schedule H, Line 4i — Schedule of Assets (Held at End of Year) (continued)

Identity of Issuer, Borrower,	Description of Investment, Including Maturity
Lessor, or Similar Party	Date, Rate of Interest, Par, or Maturity Value		Fair Value

Collective investment funds:
U.S. Bancorp*	6,556,044	shares of U.S. Bank Stable Asset Fund	$241,599,291
State Street Global Advisors	6,106,532	shares of International Alpha Select Fund	77,449,146
	516,259	shares of Mid Cap Fund	13,100,582

Life insurance policies:
New England Mutual Life	2	policies	16,910
Northwestern Mutual Life	1	policy	29,685

Corporate stock:
U.S. Bancorp*	38,250,935	shares of common stock	1,214,084,677
Piper Jaffray	252,565	shares of common stock	11,698,811

Participant loans*		Principal loan amount interest rates ranging
		from 4.00% to 11.50% with varied maturities
		from January 15, 2008 to March 31, 2030	47,633,694
Total assets held for investment purposes			$3,235,248,250

*	Denotes party in interest to the Plan.